Exhibit 99.1

NV5 ACQUIRES INFRASTRUCTURE ENGINEERING FIRM THE RBA GROUP, INC.

Hollywood, FL – July 2, 2015 – NV5 Holdings, Inc. (the “Company” or “NV5”) (Nasdaq: NVEE), a provider of professional and technical engineering and consulting solutions, announced today that it has acquired the RBA Group, Inc., an infrastructure engineering firm focused on the provision of transportation engineering, planning, and construction inspection, environmental engineering, civil engineering, surveying, and architecture services to public and private clients throughout the East Coast. RBA has a very large presence in New York City and is headquartered in Parsippany, NJ, with other offices in Melville, LI, Trenton, NJ, Norwalk, CT, Philadelphia, PA and Silver Spring, MD. The Company has approximately 250 full-time employees and annualized revenues of $40 million.

The acquisition will be immediately accretive to NV5’s earnings and was primarily a cash transaction.

“RBA is our largest acquisition since 2010. With the acquisition of RBA we are significantly expanding the reach of our infrastructure vertical to capture key clients and markets in the Northeast,” said Dickerson Wright, PE, Chairman and CEO of NV5. “This is especially critical to our efforts to increase operating margins and profitability through cross-selling and synergies among our five service lines. While RBA has been a very successful and respected standalone business for more than 40 years, I am confident that the highly experienced infrastructure engineers at RBA will benefit greatly from the ability to collaborate with the construction quality assurance, program management, and environmental services groups that we have built up throughout the East Coast in the last year, and vice versa,” he added.

“The RBA team is extremely excited about joining the NV5 organization and looks forward to the opportunity to participate in projects geographically where NV5 already exists, and with the support of other areas of expertise existing in NV5, the team expects to provide additional services to our large existing client base,” said Neil Bernstein, PE, President and CEO of RBA.

About The RBA Group

The RBA Group has been providing professional engineering services to a diverse client base throughout the East Coast since 1968. RBA’s client base includes the New York City Department of Transportation, the New York City Department of Design and Construction, the New York Department of Transportation, the New Jersey Department of Transportation, the New Jersey Turnpike Authority, the U.S. Navy, and many other local, state, and federal agencies. The Company’s portfolio of services includes highway design, structural engineering, traffic engineering and transportation planning, construction management, environmental engineering, cultural resource management, site engineering, and surveying. RBA's commitment to quality services and products and maintenance of a strict quality assurance program drives the Group’s central goal of project completion according to client satisfaction. For more detailed information on The RBA Group’s clients, projects and capabilities, please visit www.rbagroup.com.

About NV5
NV5 Holdings, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, engineering and support services, energy, program management, and environmental solutions. The Company operates 35 offices in Arizona, California, Colorado, Florida, Massachusetts, New Jersey, New Mexico, Ohio, Pennsylvania, Utah, Washington and Wyoming and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements that the acquisition will be immediately accretive to NV5’s earnings. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this press release. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Contact
NV5 Holdings, Inc.
Lauren Wright, Ph.D.

Director of Investor Relations
Tel: +1-408-392-7233
Email: ir@nv5.com